Exhibit 99(a)

Statements of Consolidated Operations

Cleveland-Cliffs Inc and Consolidated Subsidiaries

	Year Ended December 31 (In Millions, Except Per Share Amounts)
	2006	2005	2004
REVENUES FROM PRODUCT SALES AND SERVICES
Iron Ore	$1,735.5	$1,512.2	$995.0
Freight and venture partners’ cost reimbursements	252.6	227.3	208.1

	1,988.1	1,739.5	1,203.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,552.3)	(1,350.5)	(1,053.6)

SALES MARGIN	435.8	389.0	149.5
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	11.7	13.1	11.3
Casualty insurance recoveries		12.3
Administrative, selling and general expenses	(54.6)	(47.9)	(33.1)
Impairment of mining assets			(5.8)
Customer bankruptcy recoveries (exposures)	4.0	2.0	(1.6)
Miscellaneous — net	(9.4)	(12.0)	(2.7)

	(48.3)	(32.5)	(31.9)

OPERATING INCOME	387.5	356.5	117.6
OTHER INCOME (EXPENSE)
Gain on sale of ISG common stock			152.7
Gain on sale of assets	9.1	9.5
Interest income	17.2	13.9	11.5
Interest expense	(3.6)	(4.5)	(.8)
Other — net	(.6)	(7.3)	4.2

	22.1	11.6	167.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	409.6	368.1	285.2
INCOME TAX CREDIT (EXPENSE)	(99.0)	(84.8)	35.0
MINORITY INTEREST (net of tax $7.3 million in 2006 and $5.4 million in 2005)	(17.1)	(10.1)

INCOME FROM CONTINUING OPERATIONS	293.5	273.2	320.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax $.2 million in 2006, $.4 million in 2005 and $1.8 million in 2004)	.3	(.8)	3.4

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	293.8	272.4	323.6
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8 million)		5.2

NET INCOME	293.8	277.6	323.6
PREFERRED STOCK DIVIDENDS	(5.6)	(5.6)	(5.3)

INCOME APPLICABLE TO COMMON SHARES	$288.2	$272.0	$318.3

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$6.84	$6.16	$7.39
Discontinued operations	.01	(.02)	.08
Cumulative effect of accounting changes		.12

EARNINGS PER COMMON SHARE — BASIC	$6.85	$6.26	$7.47

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$5.45	$4.92	$5.84
Discontinued operations	.01	(.02)	.06
Cumulative effect of accounting changes		.09

EARNINGS PER COMMON SHARE — DILUTED	$5.46	$4.99	$5.90

AVERAGE NUMBER OF SHARES (In thousands)
Basic	42,072	43,456	42,616
Diluted	53,827	55,673	54,845